Exhibit 99.1

( BW)(CA-PACER-INTL)(PACR) Pacer Adjusts Estimate for Year, Increases Stock Repurchase Plan Authorization; Slates Analyst Call for Today

Business Editors/Logistics & Transportation Writers

CONCORD, Calif.--(BUSINESS WIRE)--April 3, 2007--Pacer International, Inc. (Nasdaq:PACR), the non-asset based North America third-party logistics and freight transportation provider, announced today that it now expects diluted earnings per share for 2007 to range between $1.50 and $1.60, based on the company's current strategic initiatives and preliminary estimates available at this time that indicate lower than forecasted revenue growth for the first quarter.

Pacer also announced today that its board of directors has authorized the purchase of up to an additional $100 million of its common stock. This authorization would be in addition to the $23 million remaining from the $60 million stock purchase authorization approved by the board in June 2006, and would end at the same time as the prior authorization on June 15, 2008. Pacer intends to make purchases from time to time as market conditions warrant. The amount and timing of any repurchases will be at such prices as management approves from time to time. Share repurchases may be commenced or suspended at any time for any reason.

"Although our consolidated revenues and volumes remain strong and are up compared to last year's quarter, the rate of growth is less than previously forecasted," said Michael Uremovich, chairman and chief executive officer.

He added that Pacer remains focused on four strategic objectives to build upon its foundation for future growth, some of which could have a short-term affect on 2007 performance. These include: (1) delivering a competitive, consistent intermodal product; (2) transitioning to new vendor arrangements with Pacer's rail carriers; (3) improving the profitability of the company's business units, particularly the Logistics segment units; and (4) reducing costs. "In implementing these objectives," said Uremovich, "we plan to consolidate some of our operations, reduce headcount, invest in IT systems and undertake other initiatives that could result in restructuring charges and increased expenses during 2007 and could lower earnings per share for the year."

Stated Uremovich: "While these consolidations would result in incurring extra costs during 2007, we expect they will reduce ongoing costs by approximately $10 million annually."

"The additional $100 million authorized for our stock purchase program demonstrates our confidence in the long-term benefits of these four initiatives," he added. "We will be able to provide more specific information when we release Pacer's first-quarter results and host our next conference call, scheduled for May 3, 2007."

Pacer management will host an analyst call today (Tuesday, April 3) at 5:00 PM (Eastern) to further discuss this release. The call-in number is (888) 550-2358 for U.S. callers and (703) 546-4242 for international callers. Please dial in five minutes early and ask for "Pacer Investors Call." Alternatively, an audio-only, simultaneous web cast of the conference call can be accessed at the following URL: www.corporate-ir.net/ireye/ir_site.zhtm1?ticker=1010&item_id=90 6337. Pacer expects to report first quarter financial results after 4:00 pm, Eastern Time, on May 3, 2007.

For those unable to participate in today's call or Web cast, a digitized replay will be available from April 3 at 10:15 PM (Eastern) to April 17 at 11:59 PM (Eastern) by calling (800) 475-6701 for U.S. callers or (320) 365-3844 for international callers, using access code 869688. Alternatively, a replay can be accessed through the Investor Relations link on the company's Web site at www.pacer-international.com.

ABOUT PACER INTERNATIONAL -- Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its Intermodal and Logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The Intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The Logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its Intermodal and Logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS -- This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; changes in our business strategy, development plans or cost savings plans; difficulties in maintaining or enhancing our information technology systems; availability of qualified personnel; changes in, or the failure to comply with, government regulation; increases in interest rates; our ability to integrate acquired businesses; terrorism and acts of war; and increases in our leverage. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 29, 2006 filed with the SEC on February 21, 2007. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

Note to editors: Issued by Steve Potash and Company, tel. 510-865-0800, or steve@potashco.com.

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CONTACT: Pacer International

Larry Yarberry, CFO, 925-887-1577

Cell: 925-890-9245

lyarberry@pacerintl.com